Exhibit (10)L

                              FNB Corporation
                          Pay-For-Performance Plan
                          Adopted February 23, 2006


I. Purpose. The purpose of the Pay-for-Performance Plan (the "Plan") is to provide incentive compensation awards to eligible employees who, through high levels of performance, contribute to the success and profitability of FNB Corporation ("FNB," the "Corporation"). The Plan is designed to support organizational objectives and financial goals, as defined by the Corporation's strategic and financial plans, by making available additional, variable, and contingent incentive compensation.

II. General Description. The Plan is based upon the achievement of required financial targets and other defined objectives before any incentive compensation award is considered. The Plan specifies goals that are consistent with those contained in the strategic and financial plans of the Corporation.

The Plan is designed to integrate the interests of the shareholders of FNB with those of the Plan participants. The target/award formulas support a level of incentive compensation that will enable the Corporation and its subsidiaries to attract, retain, and motivate high quality officer and staff personnel and support the continued growth and profitability of FNB.

The Plan is established to augment regular salary and benefits programs already in existence. The Plan is not meant to be a substitute for salary increases but supplemental to base salary and, as stated, a reward for performance that contributes to outstanding levels of achievement.

III.  Definition of Terms.

A. "Compensation Committee" shall mean a majority of the independent directors of FNB, or a compensation committee comprised solely of independent directors of FNB.

B. "Plan Year" shall mean a full calendar year in which the Plan is in effect, unless otherwise specified.

C. "Eligible Employees" shall mean, for the purpose of the Plan, all full-time and part-time employees who work a minimum of 1,000 hours per Plan Year and meet other term of service and standard of performance requirements established herein, with the exception of employees assigned to positions that have "production incentive" elements in the compensation packages for their positions.

D. "Eligible Compensation" shall mean, for the purpose of the Plan, an Eligible Employee's gross wages net of any prior-year incentive award paid during the Plan Year.

E. "Award" shall mean the incentive compensation award available to Eligible Employees for any Plan Year, as approved by the Corporation's Board of Directors.

F. "Financial Plan" shall mean the budget, including quantitative objectives, established by the Corporation.

G. "Target Results" shall mean annual corporate goals, consistent with the Financial Plan of the Corporation, the attainment of which are integrated with the potential granting of incentive compensation awards.

IV. Plan Administration. Throughout this Plan document, reference to the actions and authority of the FNB Board of Directors (the "Board") presumes that the Board will act on final disposition of all matters pertaining to the approval of the Plan, supplements or revisions to the Plan, termination of the Plan, and annual Target Results, subject to law. The Board has delegated authority for the ongoing administration and interpretation of the Plan to the Compensation Committee. Actions of the Board and the Compensation Committee affecting the construction, interpretation, and administration of the Plan shall be final and binding on all parties, including the Corporation and the Eligible Employees.

Matters before the Board/Compensation Committee shall be decided upon by a majority vote of the Board/Committee. Eligible Employees who are members of the Board shall make recommendations but shall not be entitled to vote on any matters relating to eligibility for and/or determination of Awards for elements of the Plan in which they directly participate.

Before the beginning of each Plan Year, the Board may review and revise the operating rules. Performance measures and Awards based upon those measures may be changed in order to emphasize specific goals and objectives of the Plan.

The Corporation's Chief Financial Officer shall compute potential Awards, consistent with the guidelines documented herein, to be presented to the Compensation Committee for consideration. The Human Resources Department of FNB shall maintain payment and other related records.

Finally, in accordance with the authority delegated to the Compensation Committee with respect to the administration and interpretation of the Plan, the Committee may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense, or loss, and any and all factors that it may deem relevant, before recommending Awards for any given Plan Year to the Board. Extraordinary occurrences may be excluded when calculating performance results to insure that the best interests of the Corporation and its shareholders are protected and are not brought into conflict with the interests of Eligible Employees.

V. Plan Participation. Participation in the Plan is limited to full-time and part-time employees of the Corporation and its subsidiaries who work a minimum of 1,000 hours per Plan Year, with the exception of employees assigned to positions that have "production incentive" elements in the compensation packages for their positions. Additionally, an individual must have been employed by the Corporation or subsidiary prior to July 1 of the Plan Year, and must remain an active employee through the date on which an Award is paid, in order to receive an Award for the Plan Year.

The following is a summary of the positions selected by the Board for participation in the Plan:

Tier     Participants

#1       President & Chief Executive Officer
#2       Executive Vice Presidents
#3       Senior Vice Presidents
#4       All Other Officers
#5       Remaining Eligible Employees

VI.  Operating Rules.

A. The Plan shall be effective retroactively to January 1, 2006, with the first Plan Year being calendar year 2006.

B. The Plan shall become effective on the date noted herein, subject to the annual endorsement of Plan goals and parameters. The Board may amend, suspend, or terminate the Plan at any time.

C. The Board shall adopt such rules and regulations and shall make determinations and interpretations of the Plan thereunder as it shall deem appropriate. All such rules, regulations, and determinations, as approved by the Board, shall be conclusive and binding upon all parties.

D.  The Compensation Committee of the Board shall administer the Plan.

E. Eligibility for participation in the Plan is based upon the eligibility requirements as stated herein.

F. No Award shall be paid to any otherwise Eligible Employee who was placed on probation during the Plan Year and/or did not receive at least a rating of "meets job requirements" on his/her most recent individual performance appraisal prior to the Plan Year Award.

G. Supplementary Plan documents relating to Eligible Employees, the targeted goals, and other pertinent matters will be prepared and approved by the Board at the beginning of each Plan Year.

H. Awards may be made in accordance with Section VIII of this Plan document, subject to approval by the Board.

I. No right or interest of any Eligible Employee shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

J. Eligible Employees who meet all Plan requirements will receive approved Awards no later than February 1 following the end of a Plan Year.

K. Basic Plan guidelines for any Plan Year shall be reviewed with the staff at the beginning of each Plan Year.

L. An Award under the Plan shall not confer any right on the recipient to continue in the employ of the Corporation or subsidiary or limit in any way the right of the Corporation or subsidiary to terminate his/her employment at any time. The receipt of an Award for one year shall not guarantee an Eligible Employee the right to receive an Award for any subsequent year.

M. The Corporation or subsidiary shall deduct from payments made under this plan any federal, state, or local taxes to be withheld with respect to such payments.

N. Should a participating employee's employment be terminated during the Plan Year, or prior to the distribution of any Plan Award, for any reason, he/she shall not be eligible to receive any Award.

VII.  Summary of Plan Parameters.

A. Plan Awards. Awards under the Plan are contingent upon the achievement of established targets for the Corporation.

B. Performance Targets. Targets will be established annually for several key performance factors that impact the interests of the shareholders of the Corporation. The targets take into account industry peer group performance benchmarks and specific goals established for the Corporation. In addition, the strategic performance factors are weighted to reflect the relative importance of each, as established by the Board. The targets are proprietary, confidential, and for internal use only and shall not be published.

C. Formation/Distribution of Awards. As noted earlier in this document, the formation of Awards, and the distribution of same, is at the discretion of the Board. Awards may be made when the established performance targets are met or exceeded, and when the Board, in its sole judgment, deems that such actions are in the best interests of the Corporation, its shareholders, and the Eligible Employees.

D. Guidelines for the schedule of Plan Awards, along with factors that may impact these Awards, are established annually, and are integrated with the Corporation's strategic plan and Financial Plan. These guidelines are updated annually and included under Section VIII of this Plan document.

VIII.  Summary of 2006 Performance Objectives.

A.  2006 Award Performance Targets


    Weight                 Category                    Target

     50%        Net Income                                -
     20%        Core Transaction Deposit Growth           -
     20%        Loan Growth                               -
     10%        Asset Quality (Composite Score)           -


B.  2006 Pay-for-Performance Award Schedule Guideline


    Performance      Tier #1   Tier #2   Tier #3    Tier #4    Tier #5
    Level            Award     Award     Award      Award      Award

     100%              20%       12%        7%         4%         2%
     110%              27%       16%    9 1/2%     5 1/2%         3%
  Note: Awards are expressed as a percentage of Eligible Compensation